Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 26, 2018 with respect to the consolidated financial statements of Pandora Media, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, included in this Current Report on Form 8-K and in the following Registration Statements of Sirius XM Holdings Inc.:

(1)	Registration Statement (Form S-8 No. 333-152574) pertaining to the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan, XM Satellite Radio Holdings Inc. 1998 Shares Award Plan and the XM Satellite Radio Holdings Inc. Talent Option Plan,

(2)	Registration Statement (Form S-8 No. 333-159206) pertaining to the Amended and Restated Sirius Satellite Radio 2003 Long-Term Incentive Plan and XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-160386) pertaining to the Sirius XM Radio Inc. 2009 Long-Term Incentive Plan,

(4)	Registration Statement (Form S-8 No. 333-179600) pertaining to the Sirius XM Radio 401(k) Savings Plan,

(5)	Registration Statement (Form S-8 No. 333-204302) pertaining to the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan, and

(6)	Registration Statement (Form S-8 No. 333-205409) pertaining to the Sirius XM Holdings Inc. Deferred Compensation Plan.

/s/ Ernst & Young LLP

San Francisco, California
January 31, 2019